As filed with the Securities and Exchange Commission on September 1, 2005

Registration Number 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

THE ST. PAUL TRAVELERS COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-0518860
(State of incorporation)	(I.R.S. Employer Identification No.)

385 Washington Street
St. Paul, Minnesota 55102
(651) 310-7911
(Address of Principal Executive Offices)

ST. PAUL TRAVELERS 401(K) SAVINGS PLAN
(Full title of the plan)

Bruce A. Backberg, Esq.
Senior Vice President and Corporate Secretary
The St. Paul Travelers Companies, Inc.
385 Washington Street
St. Paul, MN 55102
(651) 310-7911
(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, without par value (1)(2)	6,000,000 shares	$43.80	$262,800,000.00	$30,931.56

(1)          Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of a stock split, stock dividend or similar adjustment of the outstanding shares of Common Stock of the Registrant.

(2)          In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate number of interests to be offered or sold pursuant to the St. Paul Travelers 401(k) Savings Plan.

(3)          Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) under the Securities Act based on the average of the high and low sales prices per share of the Registrant’s Common Stock on August 30, 2005, as reported on the New York Stock Exchange.

Explanatory Note

As of the close of August 31, 2005, The St. Paul Companies, Inc. Savings Plus Plan, The St. Paul Companies, Inc. Stock Ownership Plan, and the Travelers 401(k) Savings Plan (collectively, the “Prior Plans”) were consolidated, with The St. Paul Companies, Inc. Savings Plus Plan being considered as the surviving plan and renamed the “St. Paul Travelers 401(k) Savings Plan” (the “Plan”).

Part II - Information Required in the Registration Statement

Item 3.           Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “SEC”) by The St. Paul Travelers Companies, Inc. (formerly known as The St. Paul Companies, Inc.) (the “Company”) and the Plan, are incorporated in this Registration Statement by reference:

(1)                                  The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC on March 16, 2005;

(2)                                  All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2004;

(3)                                  The Annual Report on Form 11-K for The St. Paul Companies, Inc. Stock Ownership Plan, as filed with the SEC on June 29, 2005, and the Annual Report on Form 11-K for the Travelers 401(k) Savings Plan, as filed with the SEC on June 29, 2005; and

(4)                                  The description of the Company’s Common Stock contained in its registration statement on Form 8-A, including any amendments or supplements thereto.

All reports and other documents filed by the Company and the Plan with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in and to be a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.           Interests of Named Experts and Counsel

Bruce A. Backberg, Senior Vice President and Corporate Secretary of the Company, has given his opinion about certain legal matters affecting the Plans in this Registration Statement.  Mr. Backberg owns, or has the right to acquire, a number of shares of the Company’s Common Stock which represents less than 1% of the total outstanding shares of Common Stock of the Company.  Mr. Backberg is eligible to participate in the Plan.

Item 6.           Indemnification of Directors and Officers

Section 302A.521 of the Minnesota Business Corporation Act provides that a Minnesota business corporation such as the Company shall indemnify any director, officer, or employee of the corporation against judgments, penalties, fines, settlements and reasonable expenses incurred by such person who was, or is threatened to be, made a party to a proceeding by reason of the fact that the person is or was a director, officer or employee of the corporation if the person generally (i) has not been indemnified by another organization with respect to the same acts or omissions; (ii) acted in good faith, (iii) received no improper personal benefit; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) reasonably believed the conduct was in the best interests of the corporation or, in certain circumstances, reasonably believed that the conduct was not opposed to the best interests of the corporation.  For these purposes, “proceeding” means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation.  Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

The Bylaws of the Company provide, subject to certain exceptions, that directors and officers of the Company and certain others shall be indemnified by the Company to the fullest extent permitted or required by Minnesota Statute Section 302A.521.

The Company maintains directors’ and officers’ liability insurance, including a reimbursement policy in favor of the Company.

Item 8.           Exhibits

The following is a complete list of Exhibits filed or incorporated by reference as part of this Registration Statement:

Exhibit	Description

4.1

Amended and Restated Articles of Incorporation of the Company, effective as of April 1, 2004 (incorporated herein by reference to Exhibit 3.1 to the Company’s Form 8-K (File No. 1-10898) filed with the SEC on April 1, 2004).

4.2

Amended and Restated Bylaws of the Company, effective as of May 3, 2005 (incorporated herein by reference to Exhibit 3.2 to the Company’s Form 8-K (File No. 1-10898) filed with the SEC on May 5, 2005).

5	Opinion and consent of Bruce A. Backberg, Esq.

Pursuant to Item 8(b) of Form S-8, the Company will submit the consolidated Plan to the Internal Revenue Service (“IRS”) for a determination letter that the consolidated Plan is qualified under Section 401 of the Internal Revenue Code of 1986 and will make all changes required by the IRS in order to qualify the Plan.

23.1	Consent of Bruce A. Backberg, Esq. (included in Exhibit 5).

23.2	Consent of KPMG LLP.

24	Powers of Attorney.

Item 9.                                                           Undertakings

(a)                                  The Company hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on September 1, 2005.

THE ST. PAUL TRAVELERS COMPANIES, INC.

By:	/s/ Bruce A. Backberg
Name:	Bruce A. Backberg
Title:	Senior Vice President and Corporate
Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: September 1, 2005	/s/ Jay S. Fishman
Jay S. Fishman, Director, Chief Executive Officer and
President

Date: September 1, 2005	/s/ Jay S. Benet
Jay S. Benet, Vice Chairman and Chief Financial
Officer

Date: September 1, 2005	/s/ Douglas K. Russell
Douglas K. Russell, Senior Vice President & Treasurer
(principal accounting officer)

Date: September 1, 2005	/s/ John H. Dasburg
John H. Dasburg*, Director

Date: September 1, 2005	/s/ Leslie B. Disharoon
Leslie B. Disharoon*, Director

Date: September 1, 2005	/s/ Janet M. Dolan
Janet M. Dolan*, Director

Date: September 1, 2005	/s/ Kenneth M. Duberstein
Kenneth M. Duberstein*, Director

Date: September 1, 2005	/s/ Lawrence G. Graev
Lawrence G. Graev*, Director

Date: September 1, 2005	/s/ Thomas R. Hodgson
Thomas R. Hodgson*, Director

Date: September 1, 2005	/s/ Robert I. Lipp
Robert I. Lipp*, Chairman of the Board, Director

Date: September 1, 2005		/s/ Blythe J. McGarvie
Blythe J. McGarvie*, Director

Date: September 1, 2005		/s/ Glen D. Nelson
Glen D. Nelson*, Director

Date: September 1, 2005		/s/ Clarence Otis, Jr.
Clarence Otis, Jr.*, Director

Date: September 1, 2005		/s/ Charles W. Scharf
Charles W. Scharf*, Director

Date: September 1, 2005		/s/ Laurie J. Thomsen
Laurie J. Thomsen*, Director

Date: September 1, 2005	*By:	/s/ Bruce A. Backberg
Bruce A. Backberg, Attorney-in-fact

ST. PAUL TRAVELERS 401(K) SAVINGS PLAN

The Plan.  Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on September 1, 2005.

ST. PAUL TRAVELERS 401(K) SAVINGS PLAN

By:	The St. Paul Travelers Companies, Inc.

	By:	/s/ John P. Clifford, Jr.
	Name:	John P. Clifford, Jr.
	Its:	Senior Vice President, Human Resources

EXHIBIT INDEX

Exhibit	Description	Method of Filing

4.1

Amended and Restated Articles of Incorporation of the Company, effective as of April 1, 2004 (incorporated herein by reference to Exhibit 3.1 to the Company’s Form 8-K (File No. 1-10898) filed with the SEC on April 1, 2004).

Incorporated by reference

4.2

Amended and Restated Bylaws of the Company, effective as of May 3, 2005 (incorporated herein by reference to Exhibit 3.2 to the Company’s Form 8-K (File No. 1-10898) filed with the SEC on May 5, 2005).

Incorporated by reference

5	Opinion and consent of Bruce A. Backberg, Esq.	Filed Electronically

Pursuant to Item 8(b) of Form S-8, the Company will submit the consolidated Plan to the Internal Revenue Service (“IRS”) for a determination letter that the consolidated Plan is qualified under Section 401 of the Internal Revenue Code of 1986 and will make all changes required by the IRS in order to qualify the Plan.

23.1	Consent of Bruce A. Backberg, Esq. (included in Exhibit 5).	—

23.2	Consent of KPMG LLP.	Filed Electronically

24	Powers of Attorney.	Filed Electronically